SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report  (Date of earliest  event  reported)  August 12, 1999  (August 3,
1999)

                              LOG ON AMERICA, INC.
               (Exact name of Registrant as specified in charter)

       Delaware                        0-25761                    05-0496586
(State or other jurisdic-            (Commission                (IRS Employer
 tion of incorporation)              File Number)            Identification No.)


3 Regency Plaza, Providence, Rhode Island                               02903
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code:  (401) 459-6298




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Item 2.  Acquisition and Disposition of Assets

      On July 2, 1999, Log On America, Inc. ("Registrant") entered into a Stock Purchase Agreement ("Agreement") among the Registrant and three persons
("Sellers") owning 100% of the issued and outstanding capital stock of cyberTours, Inc., a Massachusetts corporation ("Cybertours"), whereby the Registrant purchased 100% of the issued and outstanding shares of Cybertours in exchange for 506,667 shares ("Shares") of the Registrant's common stock, valued at $15.00 per share ("Common Stock"). The value of the Shares is equal to $7,600,000 (or approximately 1.65 annualized revenue), subject to certain adjustments ("Purchase Price"). The transaction closed on August 3, 1999 ("Closing Date").

      The Registrant delivered the Shares of Common Stock to Sellers in payment of the Purchase Price. Certain of these Shares are subject to registration rights. 26,666 of the Shares will be held in escrow pending certain adjustments to the Purchase Price to be completed within 180 days of the Closing Date.

      Pursuant to the Agreement, the Registrant entered into non-compete agreements with the Sellers whereby the Sellers will not compete with the Registrant for a period of two years from the Closing Date. The Registrant also entered into an employment agreement with Stephen J. Gilbert, one of the Sellers.

      Cybertours is a large regional Internet service provide that offers a wide variety of dial-up Internet access and web hosting services ranging from personal and business accounts to ISP turnkey solutions and consulting. The Registrant did not possess any interest in Cybertours prior to the execution and closing of the Agreement.

Item 7.  Financial Statements and Exhibits

      Attached hereto as Exhibit 99.1 are Cybertour's required financial statements in connection with the acquisition described in Item 2 of this Current Report on Form 8-K.

      Attached hereto as Exhibit 99.2, the Registrant has filed the required pro-forma condensed balance sheet,


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statement  of income  and  explanatory  notes,  giving  effect  to the  combined accounts of the Registrant and Cybertours as required by the instructions to Form 8-K.

      Attached hereto as Exhibit 2.1 is a copy of the Stock Purchase Agreement among the Company and the Sellers.


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                                   Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                       LOG ON AMERICA, INC.

August 10, 1999                                 By:/s/David R. Paolo
                                                   -----------------------------
                                                     David R. Paolo, President